EXHIBIT 99.02

PRESS RELEASE SOURCE:	WPCS International Incorporated

WPCS Appoints Kevin P. Coyle to Board of Directors

EXTON, PA - (Marketwire - August 1, 2012) WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for communications infrastructure, has announced the appointment of Kevin P. Coyle as a director effective August 1, 2012.

Mr. Coyle has over thirty years of experience in finance, operations, strategic planning and mergers & acquisitions. He spent over eighteen years at the multi-billion dollar publicly held Jones Intercable Inc. where he held the title of Chief Financial Officer prior to the sale of the business to Comcast. Mr. Coyle was also a Senior Vice President for Comcast focused on business development. Currently, Mr. Coyle manages a consulting firm that works with private equity groups.

Mr. Coyle received his B.S. in Finance at Villanova University and his MBA at Drexel University. He resides in Wayne, Pennsylvania.

Andrew Hidalgo, Chairman and CEO of WPCS International Incorporated commented, “We are very pleased to have Kevin join our board of directors. With his years of experience in SEC financial reporting, Kevin gives us increased depth. In addition, Kevin has deep experience in mergers & acquisitions and strategic planning that will help our company going forward. I look forward to his involvement as we continue to focus on building shareholder value.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of wireless technology. The company serves the specialty communication systems and wireless infrastructure sectors and provides services that include site design, technology integration, electrical contracting, construction and project management for corporations, government entities and educational institutions worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements.

CONTACT:

WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com